EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-84796 of American Eagle Outfitters, Inc. of our report dated July 12, 2005, relating to the financial statements and supplemental schedule of The Profit Sharing and 401(k) Plan appearing in the Annual Report on Form 11-K of The Profit Sharing and 401(k) Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Columbus, Ohio

July 14, 2005